Exhibit 10.1

July 11,2018

VIA EMAIL

Juan Carlos Alvarez

Chief Financial Officer

Santander Consumer USA Inc.

1601 Elm Street, Suite 800

Dallas, TX 75201

Re: Tolling Agreement in respect of the Master Private Label Financing Agreement

Dear Juan Carlos:

As you are aware, our teams have been in discussion regarding SCUSA’s performance under our Master Private Label Financing Agreement (as amended, the “MPLFA”), including in particular the parties rights and obligations under Section 4.13 of the MPLFA (the “Specified Matters”). While we continue to hope our ongoing discussions will yield a mutually beneficial path forward, which may include a possible exercise of our rights under our Equity Option Agreement (as amended, the “Equity Option Agreement”), we remain unwilling to forego any of FCA US’s rights under the MPLFA, and we understand that SCUSA is unwilling to forego any of its defenses under the MPLFA.

Accordingly, in order to facilitate further discussions on a non-waiver basis, you and we hereby agree, effective June 29, 2018 (the “Effective Date”), that each of us shall fully preserve and retain its respective rights, claims, and defenses as they existed on April 30, 2018 with respect to (a) the Specified Matters, including any rights we may have pursuant to Section 6.05(a)(i) of the MPFLA to terminate the limited exclusivity initially granted to SCUSA under Article VI of the MPLFA or to terminate the MPLFA pursuant to Section 10.01 of the MPLFA, and (b) any other event, circumstance or omission existing on or occurring on or prior to that date (collectively, the “Other Events”). Your and our positions with respect to the Specified Matters and the Other Events shall not be affected or prejudiced (including by arguments of waiver, laches, or excuse) by the subsequent passage of time or continued pursuit of the business relationship established by the MPLFA or Equity Option Agreement, including acceptance of any benefits thereunder. In so agreeing, neither you nor we, with respect to the Specified Matters or the Other Events, (a) concedes the validity of any claim or defense asserted by the other or (b) shall be prejudiced in any manner in any legal proceeding, or be subject to any argument that it has elected any remedy or has waived any of its rights, or otherwise has been prejudiced respecting its claims or defenses, by virtue of entering into this Agreement.

In addition, you and we hereby agree that any applicable statute of limitations with regard to SCUSA’s alleged breach of any provision of the MPLFA will be tolled from the Effective Date until the Notice Date (the “Tolling Period”). With regard to all such alleged violations and failures to meet its obligations, to the extent SCUSA raises a statute of limitations defense, FCA US and SCUSA hereby expressly agree that the Tolling Period shall be excluded for purposes of calculating the statute of limitations or delay period.

In the event you or we deliver a written notice to the other on or after December 31, 2018, in accordance with Section 14.02 of the MPLFA, the Tolling Period shall terminate effective as of the 31st date (the “Notice Date”) following actual receipt of such notice by such other party.

Further, you and we agree that, until the 31st date following the Notice Date, neither of us will, directly or indirectly, initiate any litigation, action or complaint or other legal proceeding or invoke the dispute resolution provisions in Section 14.09 of the MPLFA relating to any of their rights, claims or defenses based on circumstances or omissions existing on or occurring prior to April 30, 2018, related to the Specified Matters; provided that either party may to seek to exercise its remedies under the MPLFA, including invocation of the dispute resolution provisions in Section 14.09 of the MPLFA, based on events, circumstances or omissions unrelated to the Specified Matters as they existed on or before April 30, 2018. For clarity, our limited exclusivity obligations set forth in Section 6.01, and any exercise of our rights under Section 6.05, of the MPLFA shall be treated by the parties as unrelated to the Specified Matters for purposes of this paragraph.

In consideration of the foregoing, you and we each recognize and agree that, in addition to any other remedy at law or equity to which you or we may be entitled, injunctive relief is an available remedy for breach of the terms of this letter agreement.

Please sign below to acknowledge your agreement of the above.

[Signature page follows]

Very truly yours,

FCA US LLC

By:	/s/ Douglas Ostermann
Name:	Douglas Ostermann
Title:	VP – Head of NAFTA Business Development and Group Treasurer

[Acknowledgement page follows]

Accepted and agreed to as of the date set forth above,

Santander Consumer USA Inc.

By:	/s/ Juan Carlos Alvarez
Name:	Juan Carlos Alvarez
Title:	Chief Financial Officer

cc:

Banco Santander S.A.

45 East 53rd Street, 7th Floor

New York, NY 10022

Attn: Javier Maldonado, Vice Chairman of Santander Holdings USA

Santander Consumer USA Inc.

1601 Elm Street

Suite 800

Dallas, TX 75201

Attn: Richard Morrin and Chief Legal Officer

FCA US LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

Attn: General Counsel

Sullivan & Cromwell LLP

125 Broad St.

New York, NY 10004

Attn: Scott Miller

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